EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference into the Registration Statement Form S-8 (File No. 333-150714) of HCA Inc. of our report dated March 3, 2009, except for paragraphs 6 and 31 of Note 1, as to which the date is May 21, 2009, with respect to the consolidated financial statements of HCA Inc., included in this Form 8-K, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Nashville, Tennessee
May 21, 2009